Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for First Quarter Fiscal 2021

Delivered Positive Operating Cash Flow in an August Quarter

IRVINE, Calif.--(BUSINESS WIRE)--October 7, 2020--Resources Connection, Inc. (Nasdaq: RGP), a multinational business consulting firm operating as Resources Global Professionals (the “Company” or “RGP”), today announced financial results for its fiscal first quarter ended August 29, 2020.

First Quarter Fiscal 2021 Highlights Compared to Prior Fiscal Year First Quarter:

  Revenue of $147.3 million compared to $172.2 million, or down 14.4%
  Gross profit of $57.9 million compared to $67.5 million
  Gross margin improved 10 basis points to 39.3%
  SG&A of $51.2 million, an improvement of $5.8 million compared to $57.0 million
  Net income of $2.3 million compared to $4.9 million
  Diluted earnings per common share of $0.07 compared to $0.15
  Adjusted diluted earnings per common share of $0.14 compared to $0.18
  Adjusted EBITDA margin of 6.9%, consistent with prior year quarter
  Cash provided by operating activities of $18.6 million compared to cash used in operating activities of $3.0 million
  Available financial liquidity of $145.2 million as of August 29, 2020, up from $126.3 million as of May 30, 2020
  Cash dividend declared of $0.14 per share, consistent with prior year quarter

Management Commentary

“While revenue was impacted by the global pandemic, we delivered positive operating cash flow in what is normally a cash outflow quarter by improving our cost structure and sustaining gross margins through effective pricing discipline,” said Kate W. Duchene, Chief Executive Officer. “As announced in early September, we are also well underway with our European restructuring plan which will enhance account and revenue focus, streamline operations and accelerate virtual delivery. Looking ahead, we are encouraged by early signs of stabilization, including pipeline pick up and revenue trend improvement.”

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Amounts in thousands, except percentages and per share amounts)

	Three Months Ended (Note)
	August 29,	May 30,	August 24,
	2020	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$147,346	$178,569	$172,225
Direct cost of services	89,449	106,386	104,722
Gross margin	57,897	72,183	67,503
Selling, general and administrative expenses	51,154	62,035	56,978
Amortization of intangible assets	1,530	1,592	1,094
Depreciation expense	1,007	1,106	1,369
Operating income	4,206	7,450	8,062
Interest expense, net	495	535	482
Other income	(530)	(100)	-
Income before provision for income taxes	4,241	7,015	7,580
Provision for income taxes	1,957	2,948	2,641
Net income	$2,284	$4,067	$4,939
Net income per common share:
Basic	$0.07	$0.13	$0.16
Diluted	$0.07	$0.13	$0.15
Weighted average common shares outstanding:
Basic	32,183	32,086	31,788
Diluted	32,232	32,091	32,267
Cash dividends declared per common share	$0.14	$0.14	$0.14

Revenue by Geography
Revenue
North America	$120,614	$148,568	$140,376
Europe	16,292	18,383	18,763
Asia Pacific	10,440	11,618	13,086
Total revenue	$147,346	$178,569	$172,225

Cash dividend
Per common share declared	$0.14	$0.14	$0.14
Total cash dividends paid	$4,512	$4,501	$4,106

Note: The fourth quarter of fiscal 2020 included 14 weeks. Both the first quarter of fiscal 2021 and the first quarter of fiscal 2020 included 13 weeks.

First Quarter Fiscal 2021

Revenue for the first quarter of fiscal 2021 was $147.3 million compared to $172.2 million in the first quarter of fiscal 2020 primarily as a result of the COVID-19 pandemic. Billable hours decreased 15.2% while average bill rate increased by 1.7%. On a same day constant currency basis, revenue for the first quarter of fiscal 2021 decreased by $27.1 million, or 15.7% compared to the prior year quarter.

The decline in North America revenue was partially offset by the increase in revenue as a result of the Veracity acquisition, from $1.4 million in the first quarter of fiscal 2020 to $5.7 million in the first quarter of fiscal 2021, primarily due to the timing of the acquisition. The $2.5 million decline in Europe in the first quarter of fiscal 2021 compared to the first quarter of fiscal 2020 was primarily attributable to our exit from the Nordic markets, which accounted for $1.7 million of the decline. On a constant currency basis, average bill rate increased 1.6% compared to the prior year quarter.

On a sequential quarter basis, fiscal 2021 first quarter revenue declined $31.2 million, or 17.5%. The fourth quarter of fiscal 2020 included 14 weeks while the first quarter of fiscal 2021 included 13 weeks. On a same day constant currency basis, revenue declined $21.6 million, or 12.1%, compared to the sequential quarter primarily due to the continued adverse impact from the pandemic and the expected seasonal impact of summer vacations taken by our consultants. On a constant currency basis, average bill rate in the first quarter of fiscal 2021 decreased by 2.8% compared to the sequential quarter.

Gross margin for the first quarter of fiscal 2021 improved 10 basis points to 39.3% compared to the first quarter of fiscal 2020 and declined 110 basis points sequentially. The year-over-year improvement was primarily attributable to lower passthrough revenue from client reimbursement and lower consultant vacation accrual and holiday pay partially driven by the timing of the Memorial Day holiday in the U.S., which was in the first quarter of fiscal 2020 but not in the first quarter of fiscal 2021. These favorable impacts were partially offset by higher non-billable pay and unfavorable self-insured medical expense. The sequential quarter decrease is attributable to higher non-billable consultant costs including holiday pay and unfavorable self-insured medical expense, partially offset by lower consultant vacation accrual.

SG&A was $51.2 million, or 34.7% of revenue, for the first quarter of fiscal 2021 and $57.0 million, or 33.1% of revenue, for the first quarter of fiscal 2020. The year-over-year decrease in SG&A was primarily attributable to: (1) a $1.4 million decrease in management compensation and bonus primarily resulting from the reduction in force as part of the global restructuring plan initiated in March 2020 and lower revenue base for incentive compensation; (2) $2.3 million of savings in travel-related business expenses attributable to cost containment measures and reduced business travel during the pandemic; (3) a $1.3 million net reduction in legal expenses primarily due to the recovery of $1.0 million of legal costs during the first quarter of fiscal 2021 related to a collection case; (4) a $1.0 million decrease in personnel severance costs, which were $1.1 million in the first quarter of fiscal 2020, related primarily to the exit from the Nordic markets and the departure of several former executives, and only $0.1 million in the first quarter of fiscal 2021; (5) costs of $0.6 million incurred in the first quarter of fiscal 2020 associated with the acquisition of Veracity Consulting Group, LLC; and (6) $0.5 million of savings in lease expense primarily as a result of the real estate exit initiatives taken. These decreases were partially offset by (a) a change in contingent consideration related expense/benefit over the two periods, which was an expense of $0.5 million in the first quarter of fiscal 2021 as compared to a benefit of $0.1 million in the first quarter of fiscal 2020; and (b) restructuring costs of $1.0 million incurred in the first quarter of fiscal 2021 as part of the restructuring initiatives in the Company’s North America and Asia Pacific region. Management and administrative headcount was 929 as of August 29, 2020, compared to 948 as of August 24, 2019. Management and administrative headcount is in part determined by utilization levels achieved by our seller-doer group—higher levels would reduce total headcount and lower levels would boost it.

The first quarter of fiscal 2021 had a provision for income taxes of $2.0 million (an effective tax rate of 46.1%) as compared to a provision for income taxes of $2.6 million (an effective tax rate of 34.8%) for the first quarter of fiscal 2020. The year-over-year increase in the effective tax rate was primarily due to higher international losses and lower domestic pretax income.

In September 2020, the Company’s Board of Directors approved the Company’s restructuring efforts related to its European business (the “European Plan”). Similar to the restructuring initiatives in the Company’s North America and Asia Pacific businesses that commenced in March 2020, the European Plan is aimed at improving the organizational structure of the European business and its operating efficiency and more effectively aligning resources to a set of core high growth clients. The European Plan includes a reduction in force (“RIF”) that is proposed to impact approximately 40% of the European positions. In addition, the Company currently plans to focus on its core markets in Europe and reduce its footprint in its remaining offices.

With respect to the RIF, the Company has communicated the proposed plan to employees and is in the process of consulting and/or negotiating with impacted employees their departure from the Company in accordance with local laws. The exact amount and timing of payments are subject to a number of variables, including individual negotiations and, in some instances, government approval. The Company currently expects to complete the RIF by the end of fiscal 2021, with total employee termination costs ranging from approximately $5.5 million to $6.5 million. Upon completion of the RIF, the Company expects annual pre-tax savings of $6.0 million to $7.0 million in personnel costs.

Concurrently, the Company has begun taking necessary steps to exit real estate leases and other ancillary contracts in certain European markets, and currently expects to complete the majority of the lease and contract terminations by the end of fiscal 2021. While the exact amount and timing of the expenses and resulting payments are subject to a number of variables, the Company currently expects to incur cash and non-cash charges related to such exit initiatives of approximately $2.5 million to $3.5 million. Upon completion of the exit initiatives, the Company expects annual pre-tax savings of approximately $1.0 million to $2.0 million in occupancy and other general and administrative costs.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, October 7, 2020. The dial-in number for the conference call will be: 877-390-5534. No password is required; simply ask for the RGP conference call. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through October 14, 2020 at 855-859-2056. The conference ID number for the replay is 6815209. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner to our global client base, we support our clients’ needs through both professional staffing and project execution in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 3,300 professionals, we annually engage with over 2,400 clients around the world from more than 60 physical practice offices and multiple virtual offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served 88 of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding the expected impact of the COVID-19 pandemic on our business and operating results and the expected impact of our previously announced operational initiatives, our restructuring activities and our growth and operational plans. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the COVID-19 pandemic on our business and the economy generally, our ability to successfully execute on our strategic initiatives, our ability to realize the level of benefit that we expect from our restructuring initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 30, 2020 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having different number of business days, the Company calculates same day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  Adjusted EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes plus stock-based compensation expense, restructuring costs, and plus or minus contingent consideration adjustments.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted provision for income taxes is calculated based on the Company’s cash tax rates, which exclude the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Beginning in the first quarter of fiscal 2021, adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation expense and restructuring costs, plus or minus the per share impact of contingent consideration adjustments, and adjusted for the related tax effects of these adjustments. The prior year adjusted diluted earnings per common share has been revised to conform to the current year definition.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Three Months Ended
Revenue by Geography	August 29,	May 30,	August 29,	August 24,
	2020	2020	2020	2019
(Amounts in thousands, except number of business days)	(Unaudited)		(Unaudited)
North America
As reported (GAAP)	$120,614	$148,568	$120,614	$140,376
Currency impact	(56)		192
Business days impact	9,418		(1,888)
Same day constant currency revenue	$129,976		$118,918

Europe
As reported (GAAP)	$16,292	$18,383	$16,292	$18,763
Currency impact	(692)		(386)
Business days impact	604		(247)
Same day constant currency revenue	$16,204		$15,659

Asia Pacific
As reported (GAAP)	$10,440	$11,618	$10,440	$13,086
Currency impact	(158)		21
Business days impact	490		82
Same day constant currency revenue	$10,772		$10,543

Total Consolidated
As reported (GAAP)	$147,346	$178,569	$147,346	$172,225
Currency impact	(906)		(173)
Business days impact	10,512		(2,053)
Same day constant currency revenue	$156,952		$145,120

Number of Business Days
North America (1)	64	69	64	63
Europe (2)	65	67	65	64
Asia Pacific (2)	63	66	63	64

(1) This represents the number of business days in the United States.
(2) This represents the number of business days in the country or countries in which the revenues are most concentrated within the geography.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended
	August 29,	August 24,
Adjusted EBITDA	2020	2019
	(Unaudited)
Net income	$2,284	$4,939
Adjustments:
Amortization of intangible assets	1,530	1,094
Depreciation expense	1,007	1,369
Interest expense	495	482
Provision for income taxes	1,957	2,641
EBITDA	7,273	10,525
Stock-based compensation expense	1,397	1,515
Restructuring costs	1,016	-
Contingent consideration adjustment	530	(131)
Adjusted EBITDA	$10,216	$11,909
Revenue	$147,346	$172,225
Adjusted EBITDA Margin	6.9%	6.9%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.07	$0.15
Stock-based compensation expense	0.04	0.05
Restructuring costs	0.03	-
Contingent consideration adjustment	0.02	-
Income tax impact of adjustments	(0.02)	(0.02)
Adjusted diluted earnings per common share	$0.14	$0.18

Adjusted Provision for Income Taxes and Cash Tax Rate
Provision for income taxes	$1,957	$2,641
Effect of non-cash tax items:
Stock option expirations	(149)	(43)
Valuation allowance on international deferred tax assets	(388)	(333)
Other non-cash tax items	(20)	-
Adjusted provision for income taxes	$1,400	$2,265

Effective tax rate	46%	35%
Total effect of non-cash tax items on effective tax rate	(13%)	(5%)
Cash tax rate	33%	30%

SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	August 29,	May 30,
SELECTED BALANCE SHEET INFORMATION:	2020	2020
	(Unaudited)
Cash and cash equivalents	$114,551	$95,624
Accounts receivable, net of allowance for doubtful accounts	$108,242	$124,986
Total assets	$529,162	$529,181
Current liabilities	$88,058	$94,901
Long-term debt	$88,000	$88,000
Total liabilities	$219,234	$225,520
Total stockholders’ equity	$309,928	$303,661

	Three Months Ended
	August 29,	August 24,
SELECTED CASH FLOW INFORMATION:	2020	2019
	(Unaudited)
Cash flow -- operating activities	$18,586	$(3,038)
Cash flow -- investing activities	$(247)	$(24,822)
Cash flow -- financing activities	$(1,530)	$30,744

	August 29,	May 30,
SELECTED OTHER INFORMATION:	2020	2020
Consultant headcount, end of period	2,444	2,495
Average bill rate	$124	$127
Average pay rate	$62	$63
Average bill rate (constant currency-Q4 20)	$123	$—
Average pay rate (constant currency-Q4 20)	$61	$—
Common shares outstanding, end of period	32,433	32,144

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com